Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206140, No. 333-212193 and No. 333-248110 on Form S-8 and No. 333-260280 on Form S-3 of our report dated March 24, 2022, relating to the financial statements of Unique Fabricating, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Detroit, Michigan
March 24, 2022